EXHIBIT 16.1

                             ROGOFF & COMPANY, P.C.
                               275 Madison Avenue
                               New York, NY 10016
                            Telephone (212) 557-5666
                            Telecopier (212) 557-9330


March  22,  2004


Scott  R.  Kerr,  President
NES  Worldwide,  Inc.
938  Howe  Street,  Suite  402
Vancouver,  British  Columbia
V6Z1N9,  Canada

Re:  NES  Worldwide,  Inc.'s  SB-2

Dear  Mr.  Kerr:

Please accept this letter as confirmation that we agree with the statement below, as it relates to NES Worldwide, Inc., which is included in the NES Worldwide, Inc. registration statement on Form SB-2, pre-effective amendment no. 2.

                              CHANGE IN ACCOUNTANTS

     The auditor for the Company prior to March 1, 2004 was Rogoff & Company, P.C. Going forward after March 1, 2004, the Company's auditor will be Sherb & Company, LLP. The prior auditor Rogoff & Company, P.C. resigned because they are no longer going to do audit work for public companies. The prior auditor Rogoff & Company, P.C.'s report did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to audit scope or accounting principals. The prior auditor's report did express substantial doubt about the Company's ability to continue as a going concern. There were no disagreements with the prior auditor Rogoff & Company, P.C. The decision to change accountants was approved by the board of directors.

                                             Sincerely  Yours,
                                             /s/  Rogoff  &  Co.,  P.C.
                                             Rogoff  &  Co.,  P.C.


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